B E F U M O  &  S C H A E F F E R  P L L C

1629  K  Street,  NW  Suite 300  |  Washington,  DC  20006|  Ph:  202- 973- 0186  |  Fax:  202- 478- 2900

January 18, 2012

TO: Board of Directors

Ample-Tee, Inc.

112 North Curry Street,

Carson City, Nevada,  89703-4934

RE: Common Stock of Ample-Tee, Inc., Registered on Form S-1

Dear Sirs;

We have acted as special counsel to  Ample-Tee, Inc. (the “Company”) for the limited purpose of rendering this opinion in connection with  the  Registration  Statement  on  Form  S-1  and  the  Prospectus  included  therein  (collectively  the  “Registration  Statement”)   filed  on

January  18,  2012,  which  is  being  filed  with  the  Securities  and  Exchange  Commission  under  the  Securities  Act  of  1933,  as  amended

(the "Act"), with respect to the registration and proposed sale of up to 5,000,000 shares of Common Stock, par value $0.001 per share,

which may be sold at a price of $0.03 per share.

We  have  examined  the  originals  or  certified  copies  of  such  corporate  records  of  the  Company  and/or  public  officials  and  such  other documents  and  have  made  such  other  factual  and  legal  investigations  as  we  have  deemed  relevant  and  necessary  as  the  basis  for  the opinions  set  forth  below.  In  our  examination,  we  have  assumed  the  genuineness  of  all  signatures,  the  authenticity  of  all  documents submitted  to  us  as  originals,  and  the  conformity  to  authentic  original  documents  of  all  documents  submitted  to  us  as  copies  or  as facsimiles of copies or originals, which assumptions we have not independently verified.

Based  upon  the  foregoing  and  the  examination  of  such  legal  authorities  as  we  have  deemed  relevant,  and  subject  to  the  qualifications and  further  assumptions  set  forth  below,  we  are  of  the  opinion  that  the  Registered  Shares  have  been,  or  shall  upon  issuance,  be  issued as duly and validly authorized and issued, fully paid and non-assessable.

We  have  made  such  inquiries  with  respect  thereto  as  we   consider  necessary  to  render  this  opinion  with  respect  to  a  Nevada corporation.  This  opinion  letter  is  opining  upon  and  is  limited  to  the  current  federal  laws  of  the  United  States  and,  as  set  forth  above,

Nevada  law,  including  the  statutory  provisions,  all  applicable  provisions  of  the  Nevada  Constitution  and  reported  judicial  decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist.  We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.  We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We  hereby  consent  to  the  filing  of  this  opinion  as  an  exhibit  to  the  Registration  Statement.  In  giving  this  consent,   In  giving  this

consent,  I  do  not  hereby  admit  that  I  am  an  “Expert”  under  the  Act,  or  the  rules  and  regulations  of  the  SEC  issued  thereunder,  with

respect  to  any  part  of  the  Registration  Statement,  including  this  exhibit.   Further,  in  giving  this  consent  I  do  not  admit  that  I  come within  the  category  of  persons  whose  consent  is  required  under  Section  7  of  the  Act  or  the  rules  and  regulations  of  the  SEC promulgated therein or Item 509 of Regulation S-K.

Sincerely;

Andrew J Befumo, Esq. Partner, Befumo & Schaeffer, PLLC